UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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SCHEDULE 14A INFORMATION

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OPUS GENETICS, INC.
(Name of Registrant as Specified In Its Charter)

MINA SOOCH Michael P. Burrows Carolyn Cassin Martin Dober lAWRENCE FINGERLE Mark H. Ravich Vitalie Stelea john Weber
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Mina Sooch, together with the other participants named herein, intend to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Ms. Sooch’s slate of highly qualified director nominees at the 2025 annual meeting of stockholders of Opus Genetics, Inc., a Delaware corporation (the “Company”).

On February 7, 2025, Ms. Sooch issued the following press release:

Shareholder Group Led by Founder Mina Sooch Nominates Majority Slate of Director Candidates to the Board of Opus Genetics, Inc.

February 07, 2025 09:15 ET | Source: Restore Value Slate

Current Board’s Strategic, Management, and Capital Allocation Failures Have Driven an 80% Stock Decline Over Last 22 Months

New Leadership is Urgently Needed to Restore Accountability in the Boardroom

Restore Value Slate Brings Deep Industry Expertise, Operational Discipline, and Strong Shareholder Alignment

MICHIGAN, Feb. 07, 2025 (GLOBE NEWSWIRE) -- Mina Sooch, founder of Ocuphire Pharma, Inc., now known as Opus Genetics, Inc. (NASDAQ: IRD) (“Opus” or the “Company”), today announced that she has nominated a slate (the “Restore Value Slate”) of seven highly qualified candidates (the “Nominees”) for election to the Company’s Board of Directors (the “Board”) at the upcoming Annual Meeting of Stockholders (“Annual Meeting”). Collectively, the Restore Value Slate beneficially owns approximately 4.1% of the Company’s outstanding shares of common stock.

If elected, the Nominees will bring the leadership, accountability, and transparency necessary to restore long-term shareholder value without further dilution. The Restore Value Slate is committed to addressing the critical governance and operational failures that have persisted under the current Board. The Company has scheduled the Annual Meeting significantly earlier than in previous years, setting the date for April 30, 2025. This accelerated timeline shortens the typical window for shareholder engagement ahead of this pivotal election. Stockholders are encouraged to review the Restore Value Slate’s materials as they become available and reach out for further information through the contact information below.

The Restore Value Slate respectfully but firmly calls attention to its belief that the Company has suffered from critical failures under the current Board and C-suite management over the past 22 months, including:

1.	Destruction of Shareholder Value
•	Dramatic stock price decline by more than 80% (from over $6 to $1 range) since Ms. Sooch’s departure from the Company announced on April 21, 2023.[1]
•	Significant stock underperformance relative to the Nasdaq Biotech Small Cap Index (NASDAQ: XBI), which gained greater than 15% over the same period.
•	Company’s market capitalization has fallen below its reported cash levels over the same period, as the stock has continually hit all-time lows.
2.	Undisciplined Capital Allocation
•	The Board has allowed inappropriate C-suite expansion with named executive officers growing from three to seven individuals despite the Company’s financial challenges.
•	Unnecessary expansion of the Board from seven to nine members in October 2023, as compared to industry and peer standards as well as the Company’s historical practice.
•	Despite escalating overhead expenses and Board expansion, the Restore Value Slate believes that the Company has failed to deliver meaningful operational milestones, resulting in quarter after quarter of increased spend misaligned with value creation.
•	The Restore Value Slate believes the Company now faces a potentially critical cash shortfall, with less than a year of runway at the current burn rate and purported strategic plan.
3	Ill-Conceived Strategy Pivot Undervaluing the Legacy Portfolio
•	The Opus gene therapy merger represented a massive strategic pivot, executed without a shareholder vote. In the Restore Value Slate’s view, the Board structured a complex two-step merger which circumvented shareholder approval, effectively handing over 42% of the Company and its valuable assets in exchange for an early-stage, unproven pipeline.
•	The shift to rare disease gene therapy is a high-risk, capital-intensive strategy that could lead to significant shareholder dilution both in the near and long term. This approach requires years of costly drug development with limited commercial potential.
•	The Restore Value Slate believes the Board and C-suite have repeatedly deprioritized Ryzumvi™—the Company’s most advanced and commercially promising asset—despite its significant long-term value potential. Through its major pharmaceutical partnership, Ryzumvi™ offers upside in the form of double-digit royalties and milestone payments through 2040, with future sales potential in the hundreds of millions across large U.S. and global markets, including presbyopia, night vision disturbance, and reversal of mydriasis.[2]

Mina Sooch, the founder of the Company, stated: “It is time for the shareholders to have a real voice at the Annual Meeting. The Board has made a series of ill-advised corporate actions to entrench their position at the expense of shareholders, all while providing limited transparency and communication. Rather than maximizing the value of Ryzumvi™—an FDA-approved, de-risked asset with zero capital requirements, extensive patient data, and significant upside—the Board has seemingly chosen to shift focus to capital-intensive, early-stage gene therapy assets with only three patients of data and an inevitably dilutive and long path ahead. We believe these risky and costly strategic, management, and capital allocation choices have led to severe stock underperformance and weak market sentiment, both on an absolute basis and relative to the XBI. As both the founder and one of the Company’s largest individual investors, I am fully aligned with my fellow shareholders in demanding accountability and ensuring the best interests of all retail and institutional investors are served.”

“If elected, the Restore Value Slate is committed to rebuilding shareholder trust by reinstating strong corporate governance practices and ensuring clear, transparent communication on strategic initiatives and financial performance,” added Mark Ravich, MBA, a Nominee on the Restore Value Slate. “The Restore Value Slate consists of seven director nominees, six of whom are independent. We stand ready to immediately make all the necessary changes to execute our plan that improves operational efficiencies, reduces unnecessary costs, while accelerating sustainable short- and long-term value for all shareholders. Our goal is to protect and maximize the substantial value of the Company’s existing assets, ensuring that shareholder interests remain the top priority.”

The Restore Value Slate will bring a diverse and highly complementary set of skills and critical capabilities to the boardroom. As evidenced in greater detail below, the Nominees collectively offer deep experience across senior leadership and operations in the life sciences, biotechnology and healthcare services industries, strategic transactions and M&A, clinical development and public and private company board leadership experience:

Nominee	Skills and Experience
Mina Sooch, MBA (age 57)
  Over 30 years of leadership experience as CEO, serial entrepreneur and founder, strategy and M&A advisor, venture capitalist, and board member of many public and private biotech companies
  Relevant and extensive background supporting growth of early to late clinical stage biotech companies across therapeutic areas including Ophthalmology, Cardiovascular, Metabolism/Diabetes/Obesity, Oncology, Nephrology, MASH, and CNS disorders
  Strong technical and business expertise with an M.B.A. from Harvard and a Chemical Engineering degree from Wayne State University, summa cum laude

Mark H. Ravich, MBA (age 72)
  Over 40 years of experience in leadership and board roles across pharma, medical device, real estate, and retail
  Proven track record of guiding companies through growth, strategic development, and acquisitions
  Extensive financial and management expertise with an M.B.A. from the Wharton School

John R. Weber, JD, MBA (age 50)
  Over 20 years of experience in investment management, financial advisory, and merchant banking
  Strong background in equity research, capital markets, and strategic advisory for emerging companies particularly biotech across therapeutic areas
  Solid legal and financial expertise with an M.B.A. and J.D. from Columbia University and CFA Charterholder

Michael Burrows, PhD (age 44)
  Over 20 years of experience in private and public investments, corporate strategy, research and development, and market strategy for biotech companies
  Led due diligence across biotech investments in Immunology, Oncology, Neurology, Rare Disease, and Ophthalmology
  Deep scientific background with a Ph.D. in Immunology from the University of Chicago

Carolyn Cassin, MPA (age 73)
  Over 40 years of executive and board leadership in venture capital, non-profit organizations, and healthcare companies, including pioneering national hospice programs
  Passion for impact investing and supporting women-owned life sciences and technology businesses
  Strong business background with a Master’s Degree in Public Administration from Western Michigan University

Martin Dober, MBA (age 55)
  Nearly 25 years of leadership in venture capital, startup operations and economic development, fostering startup capital formation, talent development and growth
  Broad experience in corporate strategy, technology commercialization and nonprofit board governance
  Strong technical and business expertise with an M.B.A. from Harvard University and a Mechanical Engineering degree from Kettering University

Vitalie Stelea, CPA, MBA (age 40)
  Nearly 20 years of extensive expertise in capital markets, audit, investor relations, and financial strategy.
  Leadership experience in major public companies across automotive, technology, and EV industries.
  Strong financial background as a Certified Public Accountant (CPA) and an M.B.A. from University of Michigan

The upcoming Annual Meeting presents a pivotal opportunity for shareholders to take action and restore value to the Company.

The Restore Value Slate firmly believes that now is the time for a refresh of the Board and new leadership to unlock the Company’s full potential and restore shareholder confidence.

For further information on the Restore Value Slate and to learn more on its planned initiatives, please make inquiries via those contacts identified below.

Investor Contacts:

Mina Sooch
mina@apjohnventures.com

Bret Shapiro
CoreIR
brets@coreir.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Mina Sooch, together with the other participants named herein, intend to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Ms. Sooch’s slate of highly qualified director nominees at the 2025 annual meeting of stockholders of Opus Genetics, Inc., a Delaware corporation (the “Company”).

MS. SOOCH STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A WHITE PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the anticipated proxy solicitation are expected to be Ms. Sooch, Mark H. Ravich, Lawrence Fingerle, Michael P. Burrows, Carolyn Cassin, Vitalie Stelea, Martin Dober , and John Weber.

As of the date hereof, Ms. Sooch directly beneficially owns 786,877 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, 5,000 shares of which are held in record name. As of the date hereof, Mr. Ravich directly beneficially owns 345,900 shares of Common Stock. As of the date hereof, Mr. Fingerle directly beneficially owns 5,711 shares of Common Stock. As of the date hereof, Mr. Burrows directly beneficially owns 877 shares of Common Stock. As of the date hereof, Ms. Cassin indirectly beneficially owns 108,907 shares of Common Stock, consisting of 52,574 shares of Common Stock directly owned by The Belle Michigan Impact Fund Investor Side Fund, and 56,233 shares of Common Stock owned by The Belle Michigan Impact Fund, LP. As of the date hereof, Mr. Stelea directly beneficially owns 10,975 shares of Common Stock. As of the date hereof, Mr. Dober does not beneficially own any shares of Common Stock. As of the date hereof, Mr. Weber does not beneficially own any shares of Common Stock.

________________________

1 Source: Company SEC filings; Bloomberg; Share price calculated as of close on April 20, 2023.
2 Source: SEC Filings

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Mina Sooch, together with the other participants named herein, intend to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Ms. Sooch’s slate of highly qualified director nominees at the 2025 annual meeting of stockholders of Opus Genetics, Inc., a Delaware corporation (the “Company”).

MS. SOOCH STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A WHITE PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the anticipated proxy solicitation are expected to be Ms. Sooch, Mark H. Ravich, Lawrence Fingerle, Michael P. Burrows, Carolyn Cassin, Vitalie Stelea, Martin Dober and John Weber.

As of the date hereof, Ms. Sooch directly beneficially owns 786,877 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, 5,000 shares of which are held in record name. As of the date hereof, Mr. Ravich directly beneficially owns 345,900 shares of Common Stock. As of the date hereof, Mr. Fingerle directly beneficially owns 5,711 shares of Common Stock. As of the date hereof, Mr. Burrows directly beneficially owns 877 shares of Common Stock. As of the date hereof, Ms. Cassin indirectly beneficially owns 108,907 shares of Common Stock, consisting of 52,574 shares of Common Stock directly owned by The Belle Michigan Impact Fund Investor Side Fund, and 56,233 shares of Common Stock owned by The Belle Michigan Impact Fund, LP. As of the date hereof, Mr. Stelea directly beneficially owns 10,975 shares of Common Stock. As of the date hereof, Mr. Dober does not beneficially own any shares of Common Stock. As of the date hereof, Mr. Weber does not beneficially own any shares of Common Stock.